Exhibit 99.1

Consent of Director Nominee

Bone Biologics Corporation is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Act, in connection with the public offering of Common Stock and Warrants of Bone Biologics Corporation. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a Director nominee of Bone Biologics Corporation in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Sid Angle
Name: